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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 5)

                        Overseas Shipholding Group, Inc.
                                (Name of Issuer)

                      Common Stock, par value $1 per share
                         (Title of Class of Securities)

                                   690368 10 5
                                 (CUSIP Number)

                             Michael Mayberry, Esq.
                                 277 Park Avenue
                               New York, NY 10172
                            Tel. No.: (212) 207-2898
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 November 6, 2003
                     (Date of Event which Requires Filing of
                                 this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [_].

         Check the following box if a fee is being paid with the statement [_].


                               Page 1 of 8 Pages

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  2 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Mary Ann Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            2,448,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              2,448,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  2 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Mary Ann Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            2,448,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              2,448,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  3 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Paul Fribourg
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            2,448,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              2,448,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  4 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Morton I. Sosland
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              -0-
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            2,448,241
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              -0-
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              2,448,241
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              IN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  5 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Fribourg Enterprises, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              2,448,241
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              2,448,241
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  6 of 8
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Fribourg Grandchildren Family L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)     [_]
                                                                (b)     [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

              Not Applicable
--------------------------------------------------------------------------------
5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                        [_]
              Not Applicable
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                                7       SOLE VOTING POWER

                                              2,448,241
         NUMBER OF              ------------------------------------------------
           SHARES               8       SHARED VOTING POWER
 BENEFICIALLY OWNED BY EACH
         REPORTING                            -0-
           PERSON               ------------------------------------------------
            WITH                9       SOLE DISPOSITIVE POWER

                                              2,448,241
                                ------------------------------------------------
                                10      SHARED DISPOSITIVE POWER

                                              -0-
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,448,241
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              6.86%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

              PN
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  7 of 8
-----------------------------                      -----------------------------


         This Amendment No. 5 to the Statement on Schedule 13D, dated March 12, 1992, filed by Fribourg Enterprises L.P., a Delaware limited partnership ("Fribourg Enterprises"), relating to the common stock, par value $1 per share, of Overseas Shipholding Group, Inc. (the "OSG Common Stock"), a Delaware corporation ("OSG"), and as amended by Amendment No. 1, dated April 19, 1993, Amendment No. 2, dated October 25, 1996, Amendment No. 3, dated August 1, 1997, and Amendment No. 4, dated April 29, 2002 (as so amended, the "Statement"), amends the Statement in the following respects only:


Item 4.  Purpose of Transaction.

         Item No. 4 is amended and restated in its entirety as follows:

         With respect to each of the above entities and individuals, all of the shares are held for investment purposes. However, depending on market conditions and other factors that the reporting persons may deem material to their investment decision, the reporting persons may from time to time acquire additional shares of OSG Common Stock in the open market, in privately negotiated transactions or otherwise or may dispose of all or a portion of the shares of OSG Common Stock that the reporting persons now own or may hereafter acquire. Except as described above, the reporting persons do not currently have any plans or proposals required to be reported herein.


Item 5.  Interest in Securities of the Issuer.

         Item No. 5 is amended and restated in its entirety as follows:

         a. With respect to each of the above entities and individuals, the 2,448,241 shares of OSG Common Stock that are beneficially owned constitutes approximately 6.86% of the issued and outstanding shares of OSG Common Stock.

         b. Each of the above entities have sole voting and dispositive power with respect to the 2,448,241 shares and each of the above individuals have shared voting and dispositive power with respect to the 2,448,241 shares.

         c.    None other than as specified in response to Item 3.

         d. Under the terms of the Amended and Restated Agreement of Limited Partnership of Fribourg Grandchildren Family L.P., Fribourg Enterprises, LLC, the heirs of Michel Fribourg, and various trusts of the descendants of Michel Fribourg, have distribution rights with respect to the income of the partnership.

         e.    Not applicable.

-----------------------------                      -----------------------------
CUSIP 690368 10 5                                                   Page  8 of 8
-----------------------------                      -----------------------------




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:   November 7, 2003

                                       FRIBOURG GRANDCHILDREN FAMILY L.P.

                                       By:  Fribourg Enterprises, LLC,
                                            general partner


                                       By: /s/ Mary Ann Fribourg
                                           -----------------------------
                                           Mary Ann Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /s/ Paul Fribourg
                                           ----------------------------
                                           Paul Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /s/ Morton I. Sosland
                                           ----------------------------
                                           Morton I. Sosland as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       FRIBOURG ENTERPRISES, LLC


                                       By: /s/ Mary Ann Fribourg
                                           ----------------------------
                                           Mary Ann Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /s/ Paul Fribourg
                                           ----------------------------
                                           Paul Fribourg as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member


                                       By: /s/ Morton I. Sosland
                                           ----------------------------
                                           Morton I. Sosland as
                                           Trustee U/D/T dated 5/31/57
                                           f/b/o Robert Fribourg, a
                                           Managing Member